Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Third Quarter 2017 Financial Results

Domestic same store sales growth of 8.4%; International same store sales growth of 5.1%

Global net store growth of 217

Global retail sales growth of 14.5%

Diluted EPS up 22.9% to $1.18

Completed $1.9 billion recapitalization transaction

ANN ARBOR, Michigan, October 12, 2017: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter of 2017, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 8.4% during the quarter versus the year-ago period, which represents the 26th consecutive quarter of positive sales momentum in the Company’s domestic business. International same store sales grew 5.1% during the quarter, marking the 95th consecutive quarter of positive international same store sales growth. The Company had global net store growth of 217 stores in the quarter, comprised of 53 net new domestic stores and 164 net new stores internationally, and has added 1,182 net new stores over the trailing four quarters.

Diluted EPS was $1.18 for the third quarter, which was up 22.9% over the Company’s diluted EPS in the prior year quarter. Management noted that the as-reported diluted EPS for the third quarter was negatively impacted by expenses related to the Company’s recapitalization. Diluted EPS, as adjusted, was $1.27 for the third quarter, which was up 32.3% over the Company’s diluted EPS in the prior year quarter.

In connection with the Company’s recapitalization, as further discussed below, the Company borrowed $1.9 billion, and used a portion of the proceeds to repay its remaining debt under its 2012 fixed rate notes. The Company also entered into a $1.0 billion accelerated share repurchase (ASR) agreement with a counterparty, which was completed subsequent to the quarter. In connection with the ASR agreement, the Company will receive and retire a total of 5,218,670 shares of its common stock at an average price of $191.62, including 4,558,863 shares of its common stock received and retired during the third quarter.

The Company’s Board of Directors declared a 46-cent per share quarterly dividend for shareholders of record as of September 15, 2017 that was paid on September 29, 2017. The Company’s Board of Directors also declared a 46-cent per share quarterly dividend for shareholders of record as of December 15, 2017, to be paid on December 29, 2017.

“The third quarter was an excellent example of us simply continuing to do what we do best: executing on our long-term strategy, relying upon our strong fundamentals and aligning with our outstanding U.S. and international operators to turn in another quarter of phenomenal results,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “The momentum behind this business continues to amaze me, proving once again that our domestic and international franchisees are second to none.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2017	Third Quarter of 2016	Three Fiscal Quarters of 2017	Three Fiscal Quarters of 2016
Net income	$56.4	$47.2	$184.6	$141.9
Weighted average diluted shares	47,715,788	49,242,182	49,066,610	50,309,217
Diluted earnings per share, as reported (1)	$1.18	$0.96	$3.76	$2.82
Items affecting comparability (2)	0.08	—	0.08	—

Diluted earnings per share, as adjusted (1) (2)	$1.27	$0.96	$3.84	$2.82

(1)	In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (ASU 2016-09), which requires the Company to record excess tax benefits from equity-based compensation as a reduction of the provision for income taxes in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.
(2)	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share, as adjusted figures may not sum to the total due to the rounding of each individual calculation. See also the Comments on Regulation G section on page four.

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Domino’s Pizza: Q3 2017 Earnings Release, Page Two

•	Revenues were up 13.6% for the third quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes. Higher same store sales and store count growth in both our domestic and international markets also contributed to the increase in revenues.

•	Net Income increased 19.3% for the third quarter versus the prior year period, primarily driven by an increase in same store sales growth and store count as well as higher supply chain volumes. The adoption of the new equity-based compensation accounting standard also positively impacted net income. These increases were partially offset by higher general and administrative expenses, primarily from investments in technological initiatives. Net income was also negatively impacted by expenses related to the Company’s recapitalization.

•	Diluted EPS was $1.18 for the third quarter versus $0.96 in the prior year quarter, which represents a 22-cent or 22.9% increase over the prior year quarter. Diluted EPS, as adjusted, was $1.27 for the third quarter versus $0.96 in the prior year quarter, which represents a 31-cent or 32.3% increase over the prior year quarter. These increases were driven by higher net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters. (See the Items Affecting Comparability section on page three and the Comments on Regulation G section on page four.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Third Quarter of 2017	Third Quarter of 2016
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+8.4%	+13.8%
Domestic franchise stores	+8.4%	+12.9%

Domestic stores	+8.4%	+13.0%

International stores (excluding foreign currency impact)	+5.1%	+6.6%

Global retail sales growth: (versus prior year period)
Domestic stores	+12.0%	+16.2%
International stores	+16.8%	+13.6%

Total	+14.5%	+14.9%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+12.0%	+16.2%
International stores	+16.3%	+18.1%

Total	+14.2%	+17.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 18, 2017	396	5,042	5,438	8,779	14,217
Openings	3	52	55	176	231
Closings	—	(2)	(2)	(12)	(14)

Store count at September 10, 2017	399	5,092	5,491	8,943	14,434

Third quarter 2017 net change	3	50	53	164	217

Trailing four quarters net change	12	206	218	964	1,182

2017 Recapitalization

On July 24, 2017, the Company completed its recapitalization with the receipt of $1.9 billion of gross proceeds. The Company borrowed $1.6 billion of fixed rate senior secured notes and $300.0 million of floating rate senior secured notes and entered into a new $175.0 million variable funding note facility, which replaced its previous $125.0 million variable funding note facility. The Company used a portion of the proceeds from the recapitalization to repay the remaining $910.5 million in outstanding principal and interest under its 2012 fixed rate notes on July 27, 2017.

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Domino’s Pizza: Q3 2017 Earnings Release, Page Three

Additionally, the Board of Directors authorized a new share repurchase program that allows the Company to repurchase up to $1.25 billion of its common stock. This repurchase program replaced the remaining availability of approximately $136.4 million under the Company’s previously approved $250.0 million share repurchase program. As part of this $1.25 billion share repurchase program, the Company entered into a $1.0 billion ASR agreement with a counterparty, which was completed subsequent to the quarter. In connection with the ASR agreement, the Company will receive and retire a total of 5,218,670 shares of its common stock at an average price of $191.62, including 4,558,863 shares of its common stock received and retired during the third quarter. As of October 12, 2017, the Company had authorization for repurchases of $250.0 million remaining under its open market share repurchase program.

The Company incurred certain expenses in connection with the recapitalization that are outlined in the items affecting comparability table below. Separately, the Company also recorded $16.8 million of debt issuance costs, which are included as a reduction of long-term debt on the consolidated balance sheet at September 10, 2017 and are expected be amortized into interest expense over the terms of its fixed and floating rate notes.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the first quarter of 2017. This standard addresses the accounting for income taxes and forfeitures and the cash flow presentation of share-based compensation. The adoption resulted in a $3.5 million decrease in our third quarter 2017 provision for income taxes, or a 4.2 percentage point decrease in our third quarter 2017 effective tax rate, due to the recognition of excess tax benefits for options exercised and the vesting of equity awards. This item positively impacted our diluted EPS by approximately seven cents in the third quarter of 2017. Refer to the Company’s Form 10-Q for the quarter ended September 10, 2017 for additional detailed information regarding the impact of the adoption of ASU 2016-09.

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2017 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Items Affecting Comparability

The Company’s reported financial results for the third quarter of 2017 and the three fiscal quarters of 2017 are not comparable to the reported financial results for the equivalent periods in 2016. The table below presents certain items that affect comparability between 2017 and 2016 financial results. Management believes that including such information is critical to the understanding of its financial results for the third quarter of 2017 and the three fiscal quarters of 2017 as compared to the same periods in 2016 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2017 that resulted in an increase in diluted EPS of approximately four cents in the third quarter of 2017 and approximately eight cents in the three fiscal quarters of 2017. The Company also incurred higher net interest expense in 2017 primarily as a result of higher net debt levels. The increase in net interest expense resulted in a decrease in diluted EPS of approximately two cents in the third quarter of 2017 and one cent in the three fiscal quarters of 2017.

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2017 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(622)	$(389)	$(0.01)	$(622)	$(389)	$(0.01)
Interest expense (2)	(264)	(165)	(0.00)	(264)	(165)	(0.00)
Debt issuance cost write-off (3)	(5,521)	(3,450)	(0.07)	(5,521)	(3,450)	(0.07)

Total of 2017 items	$(6,407)	$(4,004)	$(0.08)	$(6,407)	$(4,004)	$(0.08)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2017 recapitalization.
(2)	Represents interest expense the Company incurred on its 2012 borrowings subsequent to the closing of the 2017 recapitalization but prior to the repayment of the 2012 borrowings, resulting in the payment of interest on both the 2012 and 2017 facilities for a short period of time.
(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2012 debt in connection with the Company’s 2017 recapitalization.

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Domino’s Pizza: Q3 2017 Earnings Release, Page Four

Liquidity

As of September 10, 2017, the Company had approximately:

•	$61.4 million of unrestricted cash and cash equivalents;

•	$3.16 billion in total debt; and

•	$131.9 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $43.1 million. The Company has collateralized all of its letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company invested $38.9 million in capital expenditures during the three fiscal quarters of 2017, versus $38.3 million in the three fiscal quarters of 2016. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $183.2 million in the three fiscal quarters of 2017.

(in thousands)	Three Fiscal Quarters of 2017
Net cash provided by operating activities	$222,138
Capital expenditures	(38,897)

Free cash flow	$183,241

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q3 2017 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 14,400 stores in over 85 international markets. Domino’s had global retail sales of nearly $10.9 billion in 2016, with more than $5.3 billion in the U.S. and more than $5.5 billion internationally. In the third quarter of 2017, Domino’s had global retail sales of more than $2.8 billion, with nearly $1.4 billion in the U.S. and over $1.4 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the third quarter of 2017. Emphasis on technology innovation helped Domino’s reach an estimated $5.6 billion in global digital sales in 2016, and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, as part of an industry-first collaboration with Ford Motor Company, Domino’s began a meaningful test of delivery using self-driving vehicles.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economies of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions, including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2017 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	September 10, 2017	% of Total Revenues	September 11, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$112,905		$100,966
Domestic franchise	80,244		70,637
Supply chain	402,143		355,036
International franchise	48,350		40,038

Total revenues	643,642	100.0%	566,677	100.0%

Cost of sales:
Domestic Company-owned stores	86,814		77,221
Supply chain	358,350		315,553

Total cost of sales	445,164	69.2%	392,774	69.3%

Operating margin	198,478	30.8%	173,903	30.7%
General and administrative	81,398	12.6%	72,992	12.9%

Income from operations	117,080	18.2%	100,911	17.8%

Interest expense, net	(32,529)	(5.1)%	(25,097)	(4.4)%

Income before provision for income taxes	84,551	13.1%	75,814	13.4%

Provision for income taxes	28,183	4.3%	28,582	5.1%

Net income	$56,368	8.8%	$47,232	8.3%

Earnings per share:
Common stock – diluted	$1.18		$0.96

Dividends declared per share	$0.46		$0.38

Domino’s Pizza: Q3 2017 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 10, 2017	% of Total Revenues	September 11, 2016	% of Total Revenues
Revenues:
Domestic Company-owned stores	$338,880		$295,243
Domestic franchise	242,548		208,463
Supply chain	1,180,800		1,029,990
International franchise	134,242		119,497

Total revenues	1,896,470	100.0%	1,653,193	100.0%

Cost of sales:
Domestic Company-owned stores	263,038		223,771
Supply chain	1,048,293		916,465

Total cost of sales	1,311,331	69.2%	1,140,236	69.0%

Operating margin	585,139	30.8%	512,957	31.0%
General and administrative	239,158	12.6%	209,632	12.7%

Income from operations	345,981	18.2%	303,325	18.3%

Interest expense, net	(82,384)	(4.3)%	(75,977)	(4.5)%

Income before provision for income taxes	263,597	13.9%	227,348	13.8%

Provision for income taxes	79,019	4.2%	85,403	5.2%

Net income	$184,578	9.7%	$141,945	8.6%

Earnings per share:
Common stock – diluted	$3.76		$2.82

Dividends declared per share	$1.38		$1.14

Domino’s Pizza: Q3 2017 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 10, 2017	January 1, 2017
Assets
Current assets:
Cash and cash equivalents	$61,360	$42,815
Restricted cash and cash equivalents	192,001	126,496
Accounts receivable, net	154,475	150,369
Inventories	37,093	40,181
Advertising fund assets, restricted	126,340	118,377
Prepaid expenses and other	21,317	17,635

Total current assets	592,586	495,873
Property, plant and equipment, net	139,677	138,534
Other assets	83,972	81,888

Total assets	$816,235	$716,295

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$32,313	$38,887
Accounts payable	109,756	111,510
Dividends payable	20,430	619
Advertising fund liabilities	126,340	118,377
Other accrued liabilities	109,691	134,305

Total current liabilities	398,530	403,698
Long-term liabilities:
Long-term debt, less current portion	3,128,048	2,148,990
Other accrued liabilities	55,001	46,750

Total long-term liabilities	3,183,049	2,195,740
Total stockholders’ deficit	(2,765,344)	(1,883,143)

Total liabilities and stockholders’ deficit	$816,235	$716,295

Domino’s Pizza: Q3 2017 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 10, 2017	September 11, 2016
Cash flows from operating activities:
Net income	$184,578	$141,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,054	25,460
Losses on sale/disposal of assets	648	473
Amortization of debt issuance costs	9,424	4,562
Provision for deferred income taxes	5,680	2,657
Non-cash compensation expense	14,271	12,344
Other	234	(406)
Excess tax benefits from equity-based compensation	(20,430)	(41,479)
Changes in operating assets and liabilities	(2,321)	17,061

Net cash provided by operating activities	222,138	162,617
Cash flows from investing activities:
Capital expenditures	(38,897)	(38,254)
Changes in restricted cash	(65,505)	57,371
Other	327	2,989

Net cash provided by (used in) investing activities	(104,075)	22,106
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	63,000
Repayments of long-term debt and capital lease obligations	(920,093)	(77,592)
Proceeds from exercise of stock options	4,014	12,324
Excess tax benefits from equity-based compensation	—	41,479
Purchases of common stock	(1,012,721)	(283,858)
Tax payments for restricted stock upon vesting	(9,386)	(5,605)
Payments of common stock dividends and equivalents	(44,630)	(37,548)
Cash paid for financing costs	(16,846)	—
Other	(205)	—

Net cash used in financing activities	(99,867)	(287,800)

Effect of exchange rate changes on cash and cash equivalents	349	(391)

Change in cash and cash equivalents	18,545	(103,468)
Cash and cash equivalents, at beginning of period	42,815	133,449

Cash and cash equivalents, at end of period	$61,360	$29,981

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